Date: August 8, 2018

News Release – Investor Update

Parks! America, Inc. Reports Results for Q3 Fiscal 2018

•Q3 attendance sales total $2,035,839
•Q3 attendance sales the 2nd highest quarterly sales in Company history
•Strong financial position reflected in July 11, 2018 refinancing

PINE MOUNTAIN, Georgia, August 8, 2018 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its third fiscal quarter ended July 1, 2018.

Third Quarter 2018 Highlights

Total net sales for the fiscal quarter ended July 1, 2018 were $2,042,964, a decrease of $71,539, compared to $2,114,503 for the prior year fiscal quarter ended July 2, 2017. Park attendance based net sales decreased by $74,637 or 3.5%, while animal sales increased by $3,098.

The Company reported net income of $629,599 for the fiscal quarter ended July 1, 2018 compared to net income of $654,212 for the prior year fiscal quarter ended July 2, 2017, resulting in a decrease of $24,613. The decrease in net income during the third quarter of the 2018 fiscal year is primarily attributable to a decrease in attendance based net sales, increased insurance, compensation and advertising spending, higher cost of sales and a one-time legal settlement income in 2017, partially offset by a reduction in legal expense and lower income taxes.

First Nine Months 2018 Highlights

Total net sales for the first nine months of the 2018 fiscal year were $3,983,413, a decrease of $350,378, compared to $4,333,791 in the first nine months of the 2017 fiscal year. Park attendance based net sales decreased by $347,599 or 8.2%, and animal sales decreased by $2,779.

The Company reported net income of $460,062 for the first nine months of the 2018 fiscal year compared to net income of $824,955 for the first nine months of the 2017 fiscal year, resulting in a decrease of $364,893. Net income for the nine month period ended July 1, 2018 included a one-time deferred tax charge of $66,855, while the nine month period ended July 2, 2017 included $80,000 of one-time legal settlement income. The primary drivers for the remaining $218,038 decrease in net income during the first nine months of the 2018 fiscal year include a decrease in attendance based net sales, increased compensation, insurance and advertising spending, and higher asset disposal charges, partially offset by a reduction in legal expense and lower income taxes.

“Given the continuing impact of higher levels of precipitation we experienced in the third quarter of our 2018 fiscal year, we are encouraged by our attendance based sales for the quarter,” commented Dale Van Voorhis, Chairman & CEO. “When the weather has been favorable, we continue to see strong attendance levels at each of our Parks. Our Park management teams delivered our second highest quarterly sales ever during the third quarter of our 2018 fiscal year, even with the weather headwind. This speaks to the quality and dedication of our management teams.”

Balance Sheet and Liquidity

The Company had working capital of $3.19 million as of July 1, 2018 compared to working capital of $2.44 million as July 2, 2017. The year-over-year improvement in working capital is primarily reflective of the Company’s operating results for the trailing 12 months, partially offset by capital expenditures and debt payments.

The Company’s debt to equity ratio was 0.38 to 1.0 as of July 1, 2018, compared to 0.50 to 1.0 as of July 2, 2017.

Subsequent Event

On July 11, 2018, the Company completed a refinancing transaction (the “2018 Refinancing”) with Synovus Bank (“Synovus”), which included a term loan in the original principal amount of $1,600,000 (the “2018 Term Loan”) and a line of credit of up to $350,000 (the “2018 LOC”). The 2018 Term Loan bears interest at a rate of 5.0% per annum and is payable in monthly payments of approximately $22,672, based on a seven year amortization period. The 2018 Term Loan has a maturity date of June 11, 2021, with an option to renew at 5.0% per annum for an additional 49 month term. The 2018 LOC bears interest at a rate of 4.75% and interest only payments are due monthly. The LOC matures on July 11, 2021, with an option to renew for an additional three-year term.

“The 2018 Refinancing is a very positive reflection on our improved financial position”, noted Mr. Van Voorhis. “We used the proceeds of the 2018 Term Loan, in addition to available cash of approximately $1,250,000, to retire the then outstanding principal balance of our previously outstanding term loan. This allowed us to lower our term loan interest rate by 200 basis points, while maintaining a strong cash position to support current operations. Compared to our prior term loan, we project aggregate interest expense savings in the range of $850,000 over the combined seven year term loan arrangement with Synovus”.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2017, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2017.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months and Nine Months Ended July 1, 2018 and July 2, 2017

	For the three months ended		For the nine months ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Net sales	$2,035,839	$2,110,476	$3,912,058	$4,259,657
Sale of animals	7,125	4,027	71,355	74,134
Total net sales	2,042,964	2,114,503	3,983,413	4,333,791

Cost of sales	213,506	189,151	447,229	440,245
Selling, general and administrative	839,027	808,363	2,354,232	2,226,862
Depreciation and amortization	97,450	89,450	288,850	268,350
(Gain) loss on disposal of operating assets, net	-	-	25,303	(309)
Income from operations	892,981	1,027,539	867,799	1,398,643

Other income (expense), net	4,938	82,472	13,792	87,131
Write-off of loan fees - prepayment	-	-	(12,495)	-
Interest expense	(52,497)	(49,799)	(152,013)	(150,819)
Income before income taxes	845,422	1,060,212	717,083	1,334,955

Income tax provision	215,823	406,000	257,021	510,000
Net income	$629,599	$654,212	$460,062	$824,955

Income per share - basic and diluted	$0.01	$0.01	$0.01	$0.01

Weighted average shares outstanding (in 000's) - basic and diluted
	$74,721	$74,674	$74,703	$74,632

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of July 1, 2018, October 1, 2017 and July 2, 2017

	July 1, 2018	October 1, 2017	July 2, 2017
ASSETS
Cash	$3,186,874	$3,204,043	$2,785,664
Inventory	222,058	157,320	133,573
Prepaid expenses	156,771	309,626	34,066
Total current assets	3,565,703	3,670,989	2,953,303

Property and equipment, net	6,694,802	6,464,850	6,555,394
Intangible assets, net	1,600	2,200	2,400
Deferred tax asset	-	160,355	375,405
Other assets	12,050	9,199	9,199
Total assets	$10,274,155	$10,307,593	$9,895,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$21,240	$137,717	$42,330
Other current liabilities	264,417	281,155	355,765
Current portion of long-term debt, net	94,287	111,496	120,113
Total current liabilities	379,944	530,368	518,208

Long-term debt, net	2,635,841	2,990,417	3,026,384
Total liabilities	3,015,785	3,520,785	3,544,592

Stockholders’ equity
Common stock	74,721	74,671	74,671
Capital in excess of par	4,837,116	4,825,666	4,825,666
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	2,349,783	1,889,721	1,454,022
Total stockholders’ equity	7,258,370	6,786,808	6,351,109
Total liabilities and stockholders’ equity	$10,274,155	$10,307,593	$9,895,701